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                                      L E A S E

                                        960214



THIS LEASE AGREEMENT is made and entered into by and between THE STATE OF OREGON ACTING BY AND THOUGH THE STATE BOARD OF HIGHER EDUCATION ON BEHALF OF OREGON STATE UNIVERSITY, hereinafter referred to as OSU, and ROGUE WAVE SOFTWARE, INC., hereinafter referred to as ROGUE WAVE.

WHEREAS, OSU owns an office building at 35th Street and Western Boulevard in Corvallis, Oregon; and

WHEREAS, ROGUE WAVE desires to lease the building; and

WHEREAS, ROGUE WAVE and OSU agree to fully and diligently cooperate with each other to investigate the possibility of constructing another office building adjacent to the present facility containing approximately 25,000 to 30,000 square feet as soon as practical, with OSU to grant ROGUE WAVE a leasehold on the land and ROGUE WAVE to secure financing and a contractor to complete the project, with the land and building to revert back to OSU ownership sometime in the future, the specific details to be contained in a separate document that may amend the terms of this lease;

NOW THEREFORE, the parties agree as follows:

OSU does hereby lease to ROGUE WAVE, and ROGUE WAVE does hereby lease from OSU, that certain real property situated in Benton County, Oregon, described as follows:

    An office building, now to be known as the ROGUE WAVE Building, located at 850 SW 35th Street on the northwest corner of West 35th Street and Western Boulevard, Corvallis, Oregon, including approximately 120 off-street parking spaces and more particularly described as:

    Beginning at the southeast corner of the F.A. Horning Donation Land Claim; thence running north 36 rods; thence west 33-1/3 rods, thence south 36 rods; thence east 33-1/3 rods to the place of beginning, in the county of Benton and the state of Oregon.

TERM: The term of this Lease shall commence on May 1, 1996, and continue for an initial term of five years and two months to and including June 30, 2001. At the end of the initial five year term, ROGUE WAVE will have two additional five year options expiring on June 30, 2006, and June 30, 2011, respectively. The exercise of these additional options must be exercised no later than January 1, 2006, and January 1, 2011, respectively.

If ROGUE WAVE does not elect to carry out the construction of the additional building, then this Lease may be canceled upon not less than one years notice. If ROGUE WAVE elects to not carry out the new construction, but desires to continue this Lease, then ROGUE WAVE and OSU agree to renegotiate the monthly rental rate.


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RENT:  Beginning May 1, 1996, and continuing through June 30, 2001, ROGUE WAVE shall pay as rent the sum of $17,322 per month payable to OSU for the entire building. The described amount does not include property taxes, maintenance, utilities or insurance, which are the responsibility of ROGUE WAVE, to the extent that such maintenance is the responsibility of ROGUE WAVE under the Lease. OSU agrees to pay property taxes for the period May 1, 1996, through April 30, 1997. Beginning May 1, 1997, ROGUE WAVE will be responsible for the payment of property taxes.

The base monthly rent of $17,322 shall be renegotiated every three years effective in the month of May in 1999, 2002, 2005 and 2008.

All rent payments shall be due on the first day of each month without demand.

Rent not paid by ROGUE WAVE to OSU within ten (10) days of the due date shall accrue a late penalty of 5% of the total payment of the monies then due and an interest charge of 1% per month on the total unpaid balance until the entire sum is paid.


REMODELING CREDITS: OSU will grant ROGUE WAVE $173,220 in remodeling credits to be done by ROGUE WAVE, after prior approval, from OSU for the following improvements:
    Carpet replacement, carpet cleaning and carpet installation (east end)* Install double pane glass window skylights*
    Replacing the bathroom tile
    Installing ceiling fans in the skylight space
    Remove computer flooring and ramps/stairs, carpet and reinstall windows
      (west end)*
    Reline the parking lot*
    Seal the parking lot
    Construct walls
    Design fees
    Electrical, telephone and computer connections.

If costs exceed $173,220, ROGUE WAVE has the option to complete the remodeling at their expense or decide which projects are not to be done (except that the asterisked [*] items will be completed).


USE OF PREMISES: ROGUE WAVE shall use the premises during the term of this Lease as a business office and for no other purpose whatsoever without OSU's written consent.

ROGUE WAVE shall conform to all applicable laws and regulations of any public authority affecting the premises and the use, and correct, at ROGUE WAVE's own expense, any failure of compliance created through ROGUE WAVE's fault or by reason of ROGUE WAVE's use, but ROGUE WAVE shall not be required to make any structural changes to effect such compliance unless such changes are required because of ROGUE WAVE's specific use.

ROGUE WAVE shall refrain from any activity that would make it impossible to insure the premises against casualty, would increase the insurance rate, or would prevent OSU from taking advantage of any ruling of the Oregon Insurance Rating Bureau, or its successor, allowing OSU to obtain reduced premium rates for long-term fire insurance policies, unless ROGUE WAVE pays the additional cost of the insurance.


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ROGUE WAVE shall refrain from any use that would be reasonably offensive to other owners or users of neighboring premises or that would tend to create a nuisance or damage the reputation of the premises.

ROGUE WAVE shall refrain from loading the electrical system or floors beyond the point considered safe by a competent engineer or architect selected by OSU.

ROGUE WAVE shall refrain from making any marks on or attaching any sign, insignia, antenna, aerial, or other device to the exterior or interior walls, windows, or roof of the premises without the written consent of OSU. Such consent is not to be unreasonably withheld.

ROGUE WAVE shall not cause or permit any hazardous substance to be spilled, leaked, disposed of, or otherwise released on or under the premises. ROGUE WAVE may use or otherwise handle on the premises only those hazardous substances typically used or sold in the prudent and safe operation of the business. ROGUE WAVE may store such hazardous substances on the premises only in quantities necessary to satisfy ROGUE WAVE's reasonably anticipated needs. ROGUE WAVE shall comply with all environmental laws and exercise the highest degree of care in the use, handling, and storage of hazardous substances and shall take all practicable measures to minimize the quantity and toxicity of hazardous substances used, handled, or stored on the premises. Upon the expiration or termination of this Lease, ROGUE WAVE shall remove all hazardous substances from the premises. The term Environmental Law shall mean any federal, state, or local statute, regulation, or ordinance or any judicial or other governmental order pertaining to the protection of health, safety or the environment. The term hazardous substance shall mean any hazardous, toxic, infectious or radioactive substance, waste, and material as defined or listed by any law, rule, regulation or ordinance and shall include, without limitation, petroleum oil and its fractions. This paragraph shall not apply to preexisting conditions prior to May 1, 1996.

ROGUE WAVE shall not make any unlawful use of said premises; shall not permit any objectionable noise or odor to escape or be omitted from the premises or do anything or permit anything to be done upon or about said premises in any way tending to create a nuisance; shall not sell or permit to be sold any liquor on said premises.

ROGUE WAVE shall, at its own expense, comply with all laws and regulations of any municipal, county, state, federal or other public authority respecting the use of the leased premises. OSU shall at its expense, comply with all applicable laws and regulations with respect to its maintenance and other obligations under this Lease.

ROGUE WAVE shall not use the outside walls of said premises, or allow signs or devices of any kind to be attached thereto or suspended therefrom, for advertising or display the name of the business without the prior written consent of OSU. Consent will not be unreasonably withheld so long as ROGUE WAVE complies with City of Corvallis sign ordinances.


REMODELING AND RENOVATION: It is mutually agreed and understood that ROGUE WAVE may do minor remodeling and renovation on the interior of the premises during the term of this Lease. OSU reserves the right to review any and all drawings, modifications, materials, and specifications prior to the commencement of any major work. OSU shall not unreasonably withhold consent to any future remodeling or renovations. OSU shall specify at the time of the approval whether the major improvements shall be required to be removed upon the expiration of this Lease.

ROGUE WAVE shall perform all such remodeling or renovation and obtain all necessary building permits related thereto at its own cost and expense.


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TAXES, EXPENSES AND OTHER OPERATING COSTS:  In addition to rent, ROGUE WAVE shall pay all operating costs and expenses of the building, including but not limited to utilities, personal property taxes, real property taxes (except the first year) on the land and improvements, maintenance and any other item or cost involved or required.

If ROGUE WAVE fails to pay expenses or taxes when due, OSU may, after giving ROGUE WAVE a ten day notice, make the payment for the account of ROGUE WAVE. ROGUE WAVE shall reimburse OSU for any such payments along with a late penalty of 5% of the amount paid plus 1% interest per month on the amount paid by OSU until reimbursement is effected.


BUILDING MAINTENANCE:

The following shall be the responsibility of OSU:

  - Maintenance and repair of the HVAC system and components and for any and all repair and replacement of the roof, exterior walls (including painting), bearing walls, structural members, floor slabs and foundation.

  - Insure the building meets the requirements of the Americans for Disability Act (ADA) at the time the building is turned over to ROGUE WAVE. If ROGUE WAVE does additional construction or alteration to the building that triggers the need for additional work to satisfy ADA requirements, ROGUE WAVE will be responsible for the additional work.

  - Repair of sidewalks, driveways, curbs, parking areas, and areas used in common by ROGUE WAVE and OSU.

  - Repair and maintenance of exterior water, sewage, gas, and electrical services up to the point of entry to the leased premises.

The following shall be the responsibility of ROGUE WAVE:

  - Repair of interior walls, ceilings, doors, windows, and related hardware, light fixtures, switches, wiring and plumbing from the point of entry to the premises.

  - Any repairs necessitated by the negligence of ROGUE WAVE, its agents, employees, and invitees.

  - Ordinary maintenance of the heating and air conditioning system and any repairs necessary because of improper maintenance.

  - All other repairs to the premises which OSU is not required to make under this section.

INSPECTIONS: IT SHALL BE LAWFUL FOR OSU, ITS AGENTS AND REPRESENTATIVES, UPON REASONABLE NOTICE, TO ENTER INTO OR UPON THE PREMISES FOR THE PURPOSE OF EXAMINING THE CONDITION OF THE PREMISES, OR FOR ANY OTHER LAWFUL PURPOSE.


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OSU shall have the right to inspect the premises at any reasonable time or times to determine the necessity of repair. Whether or not such inspection is made, the duty of OSU to make repairs shall not mature until a reasonable time after OSU has received from ROGUE WAVE written notice of the repairs that are required.


ASSIGNMENT: ROGUE WAVE shall not sell, assign, transfer, pledge, hypothecate, surrender or dispose of this Lease, or any interest therein, or permit any other person or persons to occupy the premises without the prior written consent of OSU. Such consent is not to be unreasonably withheld.


ROGUE WAVE shall not permit its interest to be sold, assigned, transferred, seized, or taken by operation of law or by virtue of any attachment or execution proceedings or other legal process instituted against ROGUE WAVE, or by virtue of any bankruptcy or insolvency proceedings. Mergers, transfers to an affiliate and other corporate restructurings are expressly permitted. Such mergers, transfers or restructurings will not nullify ROGUE WAVE's obligations under this Lease.


INSURANCE: ROGUE WAVE shall, at all times during the term of this Lease, at its own expense, maintain, keep in effect, furnish and deliver to OSU business services, commercial general liability insurance policies in form and with an insurer satisfactory to OSU. This insurance shall include personal injury coverage and contractual liability coverage for the indemnity provided under this lease. The amount of liability insurance shall not be less than $1,000,000 for injury to one person, $1,000,000 for injuries arising out of any one accident, and not less than $1,000,000 for property damage. ROGUE WAVE shall maintain all risk property insurance on ROGUE WAVE's personal property, equipment and tenant improvements, in an amount sufficient to replace same if destroyed or lost through fire or other casualty. ROGUE WAVE shall provide a copy to OSU of such insurance and notify OSU of any insurance changes or cancellations.


INDEMNITY: ROGUE WAVE agrees to and shall indemnify and hold OSU harmless against any and all claims and demands arising from the negligence of ROGUE WAVE, its officers, agents, invitees and/or employees, as well as those arising from ROGUE WAVE's failure to comply with any requirement, covenant or provision of this Lease on its part to be performed, and shall at its own expense defend OSU against any and all suits or actions arising out of such negligence, actual or alleged, and all appeals therefrom and shall satisfy and discharge any judgment which may be awarded against OSU in any such suit or action.


DESTRUCTION OF THE PREMISES: If the leased premises are 50% or more destroyed, the parties shall proceed as follows, subject to the provision of the following paragraphs:

  (1) OSU may elect to terminate this Lease as of the date of the damage or destruction by notice given to ROGUE WAVE in writing not more than 45 days following the date of damage. In such event all rights and obligations of the parties shall cease as of the date of termination. Prorated and any prepaid rents will be refunded.


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  (2) In the absence of an election under subparagraph (1) above, OSU shall proceed to restore the leased premises to substantially the same form as prior to the damage or destruction so as to provide for ROGUE WAVE usable space equivalent in quantity and in character to that before the damage. Work shall be commenced as soon as reasonably possible and thereafter shall proceed without interruption until completion except for work stoppages on account of labor disputes or by Force Majeure.

  (3) In either (1) or (2), rent shall be adjusted from the date of damage until such time as the restoration of facilities enables ROGUE WAVE to assume partial or total business operation.

If the leased premises are partly damaged and the foregoing paragraph does not apply, repairs shall be accomplished with all reasonable dispatch subject to interruption and delays from labor disputes and matters beyond the control of the party responsible, and shall be performed in accordance with the provisions of this Lease. Rent shall be adjusted to the extent the premises are untenantable subsequent to the damage and during the period of repair. ROGUE WAVE shall resume business operations with all reasonable dispatch as renovated spaces are made available.

Repairs are to be made on a mutually agreed schedule. All repairs are to be made under OSU supervision. If work cannot be completed in a reasonable time, ROGUE WAVE may terminate this Lease.


LIENS: ROGUE WAVE shall not permit any lien of any kind, type or description to remain undischarged for more than 120 days after said lien has been filed. If ROGUE WAVE fails to discharge any lien, OSU may do so and shall be reimbursed in accordance with the section concerning taxes.


DEFAULT: If ROGUE WAVE fails to perform or comply with any covenant, requirement or provision of this Lease and such default shall continue for a period of 30 days after receipt of notice thereof in writing from OSU to ROGUE WAVE, then OSU may reenter the premises at any time thereafter and repossess the same without further notice. This Lease shall thereupon be deemed terminated but without prejudice to OSU's rights to pursue any other legal remedy it has.


WAIVER: No waiver by OSU of any breach of any covenant, requirement or provision of this Lease by ROGUE WAVE shall be deemed or considered as a continuing waiver, and shall not operate to bar or prevent OSU from pursuing its remedies for any succeeding breach or such covenant, requirement or provision.


HOLDING OVER: If ROGUE WAVE is permitted to hold over under this Lease, or if the term of this Lease has been extended, then any holding over after the expiration of the term of this Lease shall be construed to be a tenancy from month-to-month and at such rent as shall be fixed by OSU and otherwise subject to all the provisions of this Lease.


SURRENDER OF PREMISES: At the expiration of the term of this Lease or upon any earlier termination thereof, ROGUE WAVE shall quit and deliver up the leased premises and all improvements thereon, broom clean, to OSU or its successors or assigns, peaceably, quietly, and in as good order and condition as existing at the time of the commencement of this Lease, reasonable use and wear excepted.


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MISCELLANEOUS:  ROGUE WAVE has selected the above property based upon ROGUE
WAVE's own judgment and expressly disclaims reliance on any statements or representations made by OSU related thereto.


APPLICABLE LAW: This Lease shall be governed and construed in accordance with the laws of the State of Oregon.


NOTICES AND REPRESENTATIVES: All notices, certificates, or other communications rendered shall be sufficiently given when delivered or mailed postage prepaid certified mail to the representatives of the parties at their respective places of business.


SEVERABILITY: The parties agree that if any term or provision of this Lease is declared by a court of competent jurisdiction to be illegal or in conflict with any law, the validity of the remaining terms and provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Lease did not contain the particular term or provision held to be invalid.


RELATIONSHIPS: OSU and ROGUE WAVE intend that ROGUE WAVE's relationship to OSU at all times and for all purposes under this Lease is to be that of tenant. ROGUE WAVE is not to be considered an agent or employee of OSU for any purpose, and neither ROGUE WAVE nor any of their agents or employees are entitled to any of the benefits that OSU provides for its employees. ROGUE WAVE will be solely and entirely responsible for its acts and for the acts of its agents or employees during the performance of this Lease.


STATE WORKERS' COMPENSATION ACT: ROGUE WAVE, its subcontractors if any, and all employers working under this Lease are subject employers under the Oregon Workers' Compensation Law and shall comply with ORS 656.017, which requires them to provide workers' compensation coverage for all their subject workers.


CERTIFICATE OF COMPLIANCE WITH OREGON TAX LAWS: By signature on this Lease, I, the undersigned, acting on behalf of ROGUE WAVE, hereby certify that ROGUE WAVE is not to the best of my knowledge, in violation of any Oregon tax law. For the purposes of this certification, Oregon tax laws are ORS chapters 118, 119, 314, 316, 317, 318, 320, 321 and 323 and sections 10 to 20, chapter 533, Oregon Laws 1981, as amended by chapter 16, Oregon Laws 1982 (first special session); the Homeowners and Renters Property Tax Relief Program under ORS 310.60 to 310.690; and any local tax laws administered by the Oregon Department of Revenue under ORS 305.620.


QUIET ENJOYMENT: OSU warrants that it is the owner of the premises and has the right to lease them to ROGUE WAVE. OSU will defend ROGUE WAVE's right to quiet enjoyment of the premises from the lawful claims of all persons during the Lease term.


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MERGER CLAUSE:  This Lease constitutes the entire Lease between the parties.  No waiver, consent, modification, or change of terms of this Lease shall bind either party unless in writing and signed by both parties. Such waiver, consent, modification, or change if made shall be effective only in the specific instance and for the specific purpose given. There are no understandings, agreements, or representations, oral or written not specified herein regarding this Lease. ROGUE WAVE, by the signature of its authorized representative, hereby acknowledges that ROGUE WAVE has read this Lease, understands it, and agrees to be bound by its terms and conditions.


IN WITNESS WHEREOF, the parties hereto have executed this Lease.

ROGUE WAVE SOFTWARE, INC.                   STATE OF OREGON ACTING BY AND
                                            THROUGH THE STATE BOARD OF HIGHER
                                            EDUCATION ON BEHALF OF OREGON
                                            STATE UNIVERSITY


------------------------------              -----------------------------------
Robert M. Holbum, Jr.    Date               Robert L. Halvorsen            Date
Chief Financial Officer                     Contract Administrator


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